Exhibit 99.1

Contact:
Michael A. Sicuro
Chief Financial Officer
281.863.6426

US Oncology Reports First Quarter Operating Results

HOUSTON, TX, May 7, 2009 – US Oncology, Inc. (“US Oncology” or “the Company”), one of the nation’s largest cancer care services companies, reported revenue of $842.6 million, EBITDA of $53.7 million, Adjusted EBITDA of $55.1 million, net income of $1.0 million and operating cash flow of $31.0 million for the three months ended March 31, 2009.

US Oncology First Quarter Results

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Adjusted EBITDA for the first quarter of 2009 was $55.1 million, compared to $52.2 million for the first quarter of 2008 and $55.2 million for the fourth quarter of 2008. The $2.9 million increase from the first quarter of 2008 is net of a $4.6 million decrease due to reduced utilization of Erythropoiesis-Stimulating Agents (“ESAs”).

•

During the first quarter of 2009, the US Oncology network increased by 16 net physicians, primarily due to physicians joining under comprehensive services agreements (“CSA”). During April 2009, 16 additional physicians began practicing as part of the network, including the addition of one CSA recruit, one CSA in-market affiliation, and 14 physicians under Oncology Pharmaceutical Services (“OPS”) agreements. In addition, as of May 6, 2009, 41 physicians had executed agreements to join US Oncology and are expected to start practicing in the network during 2009. Also, as of May 6, 2009, three integrated cancer centers were under construction, and are expected to be completed and operational in the second half of 2009. During the first quarter of 2009, one cancer center and one radiation facility opened.

President and Chief Executive Officer Bruce Broussard stated: “Despite the challenges in health care and the economy as a whole, our management team continues to execute on our business strategies as demonstrated by our solid performance this quarter, while simultaneously investing in innovative solutions that involve all participants in the cancer care delivery system and continue to advance cancer care in America. Our key initiatives include:

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Innovent Oncology, our flagship service for payers, which we believe is the first program in the nation to offer a comprehensive solution to address the key cost drivers in cancer care. The business uses a combination approach of Level I Pathways, patient support during treatment, and advance care planning to improve the quality and efficiency of patient care while reducing costs to patients and payers. We are currently in active discussions with four large national managed care companies that are considering initiating pilot programs which may involve providing Innovent Oncology cancer care services to more than 3 million lives that are enrolled in their health benefit administration programs.

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iKnowMed, our oncology-specific electronic medical record system is a key component uniting our network of physicians and advancing patient care through the use of evidence-based medicine through Level I Pathways, a program of Innovent Oncology. We continue to implement iKnowMed throughout the US Oncology network, managing over 700,000 patient cases. The vast clinical data for this large patient population available through iKnowMed allows us to provide insightful information about product performance and patient outcomes through our informatics services for pharmaceutical manufacturers. In addition, iKnowMed data allows us to identify patients that may benefit from clinical research trials, particularly as advances in personalized medicine reduce the population of trial candidates.

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We continue to promote our Targeted Physician Services offering which packages five of our core services (Innovent Oncology, iKnowMed, Oncology Pharmaceutical Services, Oncology Reimbursement Services and US Oncology Research) into a separate offering designed to meet the needs of larger non-managed practices and as a complement to our comprehensive service arrangements. We are currently engaged with several large practices as prospective customers of this offering.

In addition, our research team has played a role in the development of 36 cancer therapies recently approved by the FDA, and we continue to make advanced care available to patients in the community setting through our full-service research department and clinical trials network. We are excited by the roles of Daniel Von Hoff, M.D. and Joyce O’Shaughnessy, M.D., physicians associated with US Oncology, at annual meetings of the American Association for Cancer Research and the American Society of Clinical Oncology to present promising study findings that may ultimately result in new, more effective care for cancer patients.”

Broussard continued, “We are proud to announce that US Oncology has been recognized as one of FORTUNE Magazine’s Most Admired Companies for the fourth time, a distinction that acknowledges our leadership in strategic investments, innovation and management of corporate assets. The success of the company is directly tied to the expertise and involvement of our affiliated physicians, practices and employees. Also, US Oncology was recently recognized as a Laureate from the International Data Group (IDG) Computerworld Honors Program for our newly developed interactive patient management project,

PatientRM. This innovative software program provides an economical technology-based solution for four US Oncology businesses using a single Siebel platform. The technology has the added value of collecting, managing and analyzing data on hundreds of thousands of patient cases from across the country. The system will prove valuable in bringing new advancements in patient care to market.

These successes and initiatives are focused on a single objective – to continue to grow our affiliated network by providing clinical leadership while significantly improving the patient experience and delivering cost effective cancer care.”

Results of Operations

The Company operates and manages its business through four operating segments. The table below compares the results of the first quarter of 2009 to the results of the corresponding period of the prior year and the preceding quarter (dollars in millions).

	Q1 2009	Q1 2008	% Change		Q4 2008	% Change
Revenue

Medical oncology services	$581.9	$552.8	5.3		$581.9	—

Cancer center services	92.3	90.1	2.4		92.7	(0.4)

Pharmaceutical services	577.6	610.6	(5.4)		604.9	(4.5)

Research and other	19.3	13.0	48.5		16.8	14.9

Eliminations(1)	(428.5)	(455.9)	6.0		(453.6)	5.5

Total	$842.6	$810.6	3.9		$842.7	—

Operating income (loss)

Medical oncology services	$16.6	$18.6	(10.8)		$16.9	(1.8)

Cancer center services	21.9	21.8	0.5		22.4	(2.2)

Pharmaceutical services	21.7	21.4	1.4		24.4	(11.1)

Research and other	2.3	(1.0)	nm	(4)	(1.5)	nm (4)

Corporate costs(2)	(33.1)	(35.0)	5.4		(32.9)	(0.6)

Impairment and restructuring charges(3)	(1.4)	(381.3)	nm	(4)	(2.9)	nm (4)

Total	$28.0	$(355.5)	nm	(4)	$26.4	6.1

EBITDA

Medical oncology services	$16.6	$18.6	(10.8)		$16.9	(1.8)

Cancer center services	31.3	31.1	0.6		31.9	(1.9)

Pharmaceutical services	22.4	22.7	(1.3)		25.1	(10.8)

Research and other	2.4	(0.8)	nm	(4)	(1.5)	nm (4)

Corporate costs(2)	(17.6)	(19.4)	9.3		(17.2)	(2.3)

Impairment and restructuring charges(3)	(1.4)	(381.3)	nm	(4)	(2.9)	nm (4)

Total	$53.7	$(329.1)	nm	(4)	$52.3	2.7

Adjusted EBITDA (3)	$55.1	$52.2	5.6		$55.2	(0.2)

Net income (loss) attributable to US Oncology, Inc.	1.0	(378.1)	nm	(4)	0.5	100.0

Operating cash flow	31.0	50.9	(39.1)		64.2	(51.7)

(1)	Eliminations represent the sale of pharmaceuticals from our distribution center (pharmaceutical services segment) to our practices affiliated under comprehensive service agreements (medical oncology segment).
(2)	Corporate costs relate primarily to general and administrative expenses in support of our network.
(3)	Impairment and restructuring charges are excluded from Adjusted EBITDA.
(4)	Not meaningful.

Medical Oncology Services

During the first quarter of 2009, medical oncology services revenue was $581.9 million, an increase of $29.1 million, or 5.3 percent, from the first quarter of 2008 which reflects higher medical oncology visits, despite one less operating day, due to both physician additions and increased daily productivity. Revenue growth associated with increasing visits was partially offset by lower utilization of supportive care drugs by affiliated physicians. Comparing the same periods, EBITDA was $16.6 million, a decrease of $2.0 million, due to reduced ESA utilization and declining reimbursement, particularly due to increasing patient responsibility for treatment costs, which more than offset earnings associated with revenue growth (see “Contingencies and Risks”).

Medical oncology services revenue of $581.9 million remained consistent with the fourth quarter of 2008 and EBITDA declined by $0.3 million to $16.6 million. Compared to the preceding quarter, a slight increase in daily visits was offset by declining reimbursement.

Cancer Center Services

Cancer center services revenue in the first quarter of 2009 was $92.3 million, an increase of $2.2 million, or 2.4 percent, despite one less operating day compared to the first quarter of 2008. The increase also reflects higher radiation treatment and diagnostic scan volumes due to additional radiation oncologists affiliated under comprehensive service agreements. We continue to experience a shift toward advanced targeted radiation therapies. Targeted therapies (such as IMRT, IGRT mammosite and brachytherapy) enhance patient care by providing more intense radiation treatment to the tumor site while reducing damage to the surrounding healthy tissue. These treatment modalities generally have fewer sessions throughout the course of treatment than conventional radiation therapy but are reimbursed at higher rates. For example, due to improved screening and awareness, breast cancer is increasingly diagnosed in the early stages and may be treated through mammosite radiation therapy, which uses an internal radiation source rather than an external beam. Mammosite radiation therapy typically requires about one third of the treatment sessions necessary under conventional radiation therapy but has approximately the same total reimbursement. EBITDA was $31.3 million in the first quarter of 2009 compared to $31.1 million in the first quarter of 2008.

Cancer center services revenue decreased $0.4 million and EBITDA decreased $0.6 million from the fourth quarter of 2008 which reflects decreased radiation treatment and diagnostic scan volumes as well as declining reimbursement for treatments.

In April 2009, CMS issued a coverage determination that increased diagnostic PET reimbursement for coverage beyond initial diagnosis to include subsequent treatment strategies.

Pharmaceutical Services

Pharmaceutical services revenue in the first quarter of 2009 was $577.6 million, a decrease of $33.0 million, or 5.4 percent, as compared to the first quarter of 2008. The revenue decrease is primarily due to lower utilization of ESAs by affiliated physicians, and lower pharmaceutical purchases reflecting working capital management programs implemented during the first quarter of 2009 that encourage affiliated practices to minimize on-hand inventory and resulted in a reduction in purchases from our distribution center. Pharmaceutical services EBITDA was $22.4 million for the first quarter of 2009, a decrease of $0.3 million as compared to the first quarter of 2008 as lower pharmaceutical volumes were partially offset by increased EBITDA from our informatics, specialty pharmacy and reimbursement support services.

Pharmaceutical services revenue in the first quarter of 2009 decreased $27.3 million, or 4.5 percent, and EBITDA decreased $2.7 million, or 10.8 percent, from the preceding quarter. These decreases reflect lower volumes associated with the working capital management programs discussed previously, as well as lower earnings from physicians affiliated under OPS relationships.

Research and Other Services

In the first quarter of 2009, EBITDA from research and other services was $2.4 million, an increase of $3.2 million from the first quarter of 2008 and $3.9 million from the fourth quarter of 2008. The increase as compared to both periods reflects our strategy to expand the existing research network, launch a contract research organization, and create aligned incentives with participating physicians that encourage long-term value creation. As a result, a portion of the incentives expensed in 2008 will not be paid in 2009 but, rather, may become available through a new, long-term incentive program. In addition, because the new incentives focus on long-term growth, the related expense in the first quarter of 2009 is lower than in prior periods.

Corporate Costs

Corporate costs, which represent general and administrative expenses excluding stock-based compensation, were $17.6 million in the first quarter of 2009 and $19.4 million in the first quarter of 2008. The decrease from prior year is due to the continued management of controllable costs, primarily in areas such as personnel expenses and professional fees. Compared to the fourth quarter of 2008, corporate costs increased $0.4 million due to incremental rent incurred on duplicate locations as we relocated our corporate campus during the first quarter of 2009. We recently implemented additional cost reductions, including downsizing our corporate workforce and curtailing certain discretionary spending, that are expected to reduce annual corporate costs by approximately $5.0 million. In connection with these actions, we recognized severance costs of $1.2 million in the first quarter of 2009.

Impairment and Restructuring Charges

The components of impairment and restructuring charges are as follows (in millions):

	Q1 2009	Q1 2008	Q4 2008
Severance costs	$1.2	$1.3	$2.0
Future lease obligations	—	—	1.0
Goodwill	—	380.0	—
Other	0.2	—	(0.1)

	$1.4	$381.3	$2.9

During the first quarter of 2009, the Company recognized restructuring charges of $1.4 million primarily relating to employee severance in connection with efforts to reduce corporate costs. In the first quarter of 2008, the Company recognized $381.3 million in impairment and restructuring charges which relate primarily to a $380.0 million impairment charge to goodwill in the medical oncology services segment. In the fourth quarter of 2008, impairment and restructuring charges of $2.9 million relate to employee severance and a settlement to terminate the lease of our former corporate headquarters.

Net Income (Loss)

Net income for the first quarter of 2009 was $1.0 million compared to a net loss of $378.1 million in the first quarter of 2008. Excluding impairment and restructuring charges in both periods, income before income taxes increased $3.7 million compared to the first quarter of 2008 due to the increase in EBITDA discussed previously and lower interest expense in the current quarter. The increase in pretax income was partially offset by higher income tax expense in the first quarter of 2009. Net income for the first quarter of 2009 increased $0.5 million from the preceding quarter.

Cash Flow

Cash from operations in the first quarter of 2009 was $31.0 million, compared to $50.9 million for the first quarter of 2008 and $64.2 million for the fourth quarter of 2008. The $19.9 million decrease in operating cash flow from the first quarter of 2008 reflects lower rebate collections, and the timing of their distribution to affiliated physicians, associated with the conversion of rebates to discounts by certain pharmaceutical manufacturers. The $33.2 million decrease from the fourth quarter of 2008 reflects seasonal items in the first quarter of 2009, including semiannual interest payments on the indebtedness of US Oncology and incentive payments to physicians and employees, which were partially offset by increased collections due to revenue growth and management of vendor payment cycles.

As of May 6, 2009, the Company had approximately $90 million of cash and investments, and availability under the revolving credit facility of $136.1 million.

Contingencies and Risks

The Company continues to experience downward trends in reimbursement, which has been exacerbated as a result of the current economic environment. As more patients become uninsured as a result of job losses or receive reduced coverage as a result of cost-control measures by employers, patients are becoming increasingly responsible for the cost of treatment, which is increasing our exposure to bad debt. The shifting responsibility to pay for care has, in some instances, resulted in patients electing not to receive treatment. Third party payers are also becoming more aggressive in their efforts to deny or reduce reimbursement. In response to this environment, the Company has accelerated cost reduction efforts and its ongoing lean six sigma process to improve the efficiency of care delivery, increase the rigor of its patient financial counseling and claim submission processes, raise its capital investment requirements and tighten its management of working capital.

On July 30, 2008, the United States Food and Drug Administration (“FDA”) published a final new label for Erythropoiesis-Stimulating Agents (“ESAs”) drugs Aranesp and Procrit. This action was taken contemporaneously to the previous national coverage decision (“NCD”) by the Centers for Medicare and Medicaid Services (“CMS”) establishing criteria for reimbursement by Medicare for the ESA usage issued on July 30, 2007. Unlike the NCD from CMS, the label indication directs appropriate physician prescribing and applies to all patients and payers. A Risk Evaluation and Mitigation Strategy (“REMS”) proposal by manufacturers was filed with the FDA in August, 2008. The REMS is expected to focus on future ESA prescribing guidelines and may require additional patient consent/education requirements, medical guides and physician registration procedures. The length of time required for the FDA to approve the REMS and for manufacturers to implement the new program is uncertain and it presently remains under FDA review. Once implemented, the REMS will outline additional, if any, procedural steps that will be required for qualified physicians to order and prescribe ESAs for their patients.

It is not possible to estimate the impact of the REMS (on EBITDA) as it relates to prescribing patterns, until the REMS is in effect (expected to be sometime in 2009). We believe a possible impact of the REMS could be further reductions in ESA utilization.

During the first quarter of 2009, $5.6 million of the Company’s Adjusted EBITDA was attributable to utilization of ESAs by our network physicians. For the first quarter of 2008 and the fourth quarter of 2008, EBITDA from ESA utilization by our network physicians was $10.2 million and $6.2 million, respectively.

As previously disclosed, during the fourth quarter of 2005, we received a subpoena from the United States Department of Justice’s Civil Litigation Division (“DOJ”) requesting a broad range of information about us and our business, generally in relation to our contracts and relationships with pharmaceutical manufacturers. Also, as previously disclosed, the Company is currently involved in litigation with a formerly affiliated practice in Oklahoma. There were no material developments in either of these matters during the first quarter of 2009 or through the date of this release.

Results of US Oncology Holdings, Inc.

The results of US Oncology exclude those of its parent company, US Oncology Holdings, Inc. (“Holdings”). US Oncology conducts all substantive operations and, with the exception of nominal administrative expenses and items related to capitalization, the results of Holdings are substantially identical to those of US Oncology. Holdings reported EBITDA of $53.6 million, Adjusted EBITDA of $55.0 million, net loss of $5.5 million and operating cash flow of $27.0 million for the quarter ended March 31, 2009. The operating results of US Oncology and Holdings are reconciled below (in millions).

	Q1 2009	Q1 2008	Q4 2008
US Oncology Net Income (Loss)	$1.0	$(378.1)	$0.5

Less: Interest expense	(10.4)	(12.1)	(11.2)
Unrealized loss on swap	(0.8)	(16.0)	(15.3)
General and administrative expense	—	—	(0.1)
Effective tax rate differential	4.7	8.8	9.6

Holdings Net Loss	$(5.5)	$(397.4)	$(16.5)

Compared to the first and fourth quarter of 2008, the unrealized loss on swap related to changes in fair value of the Holdings interest rate swap, which decreased by $15.2 million and $14.5 million, respectively.

Changes in the fair value of the interest rate swap are reported currently in earnings. Although the interest rate swap is not accounted for as a cash flow hedge, the Company believes the swap, economically, remains a hedge against the variability of interest payments on the portion of Holdings’ indebtedness that is serviced with cash interest and on a portion of the interest due on US Oncology’s variable rate senior secured credit facility.

As of March 31, 2009, the indebtedness issued by US Oncology Holdings, Inc., amounted to $475.6 million. During March 2009, the Company elected to settle interest on this indebtedness for the semi-annual interest ending September 15, 2009, entirely through the issuance of additional notes.

The Company and Holdings will broadcast their 2009 first quarter financial results by conference call on May 7, 2009 at 10:00 A.M. Central Time. The archived replay of the event will be available through the news center on the Company’s website (www.usoncology.com).

About US Oncology, Inc.

US Oncology, headquartered in The Woodlands, Texas works closely with physicians, manufacturers and payers to identify and deliver innovative services that enhance patient access to advanced cancer care. US Oncology supports one of the nation’s foremost cancer treatment and research networks accelerating the availability and use of evidence-based medicine and shared best practices.

US Oncology’s expertise in supporting most aspects of the cancer care delivery system – from drug development to treatment and outcomes measurement, enables the Company to help increase the efficiency and safety of cancer care. US Oncology is affiliated with 1,227 physicians operating in 468 locations, including 95 radiation oncology facilities in 39 states. For more information, visit the Company’s website, www.usoncology.com.

This news release contains forward-looking statements, including statements that include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” or similar expressions and statements regarding our prospects. All statements other than statements of historical fact included in this news release are forward-looking statements. Although the Company believes that the expectations reflected in such statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such expectations are subject to risks and uncertainties, including the impact of a recession in the U.S or global economy, the possibility of healthcare reform in the United States and its impact on cancer care specifically, the Company’s reliance on pharmaceuticals for the majority of its revenues, the Company’s ability to maintain favorable pharmaceutical pricing and favorable relationships with pharmaceutical manufacturers and other vendors, concentration of pharmaceutical purchasing and favorable pricing with a limited number of vendors, prescription drug reimbursement, such as reimbursement for ESAs, and other reimbursement under Medicare (including reimbursement for radiation and diagnostic services), reimbursement for medical services by non-governmental payers and cost-containment efforts by such payers, including whether such payers adopt coverage guidelines regarding ESAs or pharmaceutical reimbursement methodologies that are similar to Medicare coverage, other changes in the manner patient care is reimbursed or administered, the impact of increasing unemployment (which may result in a larger population of uninsured and under insured patients), the decisions of employers to increase the financial responsibility of individuals under health insurance programs afforded to their employees, the Company’s ability to service its substantial indebtedness and comply with related covenants in debt agreements, the Company’s ability to fund its operations through operating cash flow or utilization of its existing credit facility or its ability to obtain additional financing on acceptable terms, the instability of capital and credit markets, including the potential that certain financial institutions may be unable to honor existing financing commitments, the Company’s ability to implement strategic initiatives, the Company’s ability to maintain good relationships with existing practices and expand into new markets and development of existing markets, modifications to, and renegotiation of, existing economic arrangements, the Company’s ability to complete cancer centers and PET facilities currently in development and its ability to recover investments in cancer centers, government regulation and enforcement, increases in the cost of providing cancer treatment services, the operations of the Company’s affiliated physician practices, and potential impairments that could result from declining market valuations. Please refer to the US Oncology Holdings, Inc. filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2008, for a more extensive discussion of factors that could cause actual results to differ materially from the Company’s expectations.

Discussion of Non-GAAP Information

In this release, the Company uses the term “EBITDA” and “Adjusted EBITDA”. EBITDA is earnings before interest, taxes, depreciation and amortization (including amortization of stock compensation), noncontrolling interest expense and other income (expense). EBITDA is not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Adjusted EBITDA is EBITDA before impairment and restructuring charges. These measures are derived from relevant items in the Company’s GAAP financial statements. A reconciliation of Adjusted EBITDA to operating cash flow is included in this release.

The Company believes EBITDA is useful to investors in evaluating the value of companies in general, and in evaluating the liquidity of companies with debt service obligations and their ability to service their indebtedness. Management uses EBITDA as a key indicator to evaluate liquidity and financial condition, both with respect to the business as a whole and with respect to individual sites in the US Oncology network. Adjusted EBITDA is useful to investors as it eliminates certain amounts that are unusual in nature and not currently expected to be part of the Company’s ongoing operational performance. The Company’s senior secured credit facility also requires that it comply on a quarterly basis with certain financial covenants that include Adjusted EBITDA as a financial measure. Management believes that EBITDA and Adjusted EBITDA are useful to investors, since they provide investors with additional information that is not directly available in a GAAP presentation.

As a non-GAAP measure, EBITDA and Adjusted EBITDA should not be viewed as alternatives to the Company’s GAAP financial statements, but should be read as a supplement to, and in conjunction with, the Company’s GAAP financial statements.

US ONCOLOGY, INC.

KEY OPERATING STATISTICS

(unaudited)

	Q1 2009	Q1 2008	% Change	Q4 2008	% Change
Physician Summary:

Medical oncologists	750	743	0.9	757	(0.9)

Radiation oncologists	158	154	2.6	160	(1.3)

Other oncologists	82	54	51.9	62	32.3

Total CSA physicians	990	951	4.1	979	1.1

OPS physicians	237	296	(19.9)	232	2.2

Total physicians	1,227	1,247	(1.6)	1,211	1.3

Daily Operating Statistics:

Medical oncology visits (1)	11,274	10,572	6.6	11,148	1.1

Radiation treatments/ diagnostic scans(2)(4)	3,715	3,685	0.8	3,833	(3.1)

Other Statistics:

Radiation oncology facilities(3)(4)	95	91	4.4	94	1.1

Linear accelerators	120	117	2.6	119	0.8

PET systems	38	34	11.8	37	2.7

New patients enrolled in research studies during the period	869	996	(12.8)	814	6.8

Accounts receivable days outstanding	34	34	—	33	3.0

Notes to Key Operating Statistics:

(1)	Medical oncology visits include information for practices affiliated under comprehensive service agreements only, and do not include the results of OPS practices.
(2)	Represents technology-based treatments, including IMRT treatments and diagnostic scans, provided through our integrated cancer centers and radiation-only facilities at CSA practices.
(3)	The first quarter of 2009 includes 80 integrated cancer centers and 15 radiation-only facilities, the fourth quarter of 2008 includes 80 integrated cancer centers and 14 radiation-only facilities and the first quarter of 2008 includes 79 integrated cancer centers and 12 radiation-only facilities.
(4)	Radiation treatments/diagnostic scans and facilities do not include cancer centers operated by unconsolidated joint ventures in which the Company or an affiliated practice has a financial interest.

US ONCOLOGY, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands)

(unaudited)

	Three Months Ended March 31,		Three Months Ended December 31,
	2009	2008	2008
Product revenue	$563,080	$543,261	$568,034
Service revenue	279,481	267,346	274,625

Total revenue	842,561	810,607	842,659

Cost of products	551,585	532,027	553,302

Cost of services:
Operating compensation and benefits	137,640	130,188	132,507
Other operating costs	80,696	76,796	84,403
Depreciation and amortization	17,565	18,601	17,538

Total cost of services	235,901	225,585	234,448

Total cost of products and services	787,486	757,612	787,750
General and administrative expenses	18,131	19,988	17,577
Impairment and restructuring charges	1,409	381,306	2,888
Depreciation and amortization	7,533	7,153	8,050

	814,559	1,166,059	816,265
Income (loss) from operations	28,002	(355,452)	26,394

Other income (expense):
Interest expense, net	(22,622)	(24,200)	(23,444)
Other income	—	1,371	843

Income (loss) before income taxes	5,380	(378,281)	3,793
Income tax benefit (provision)	(3,604)	922	(2,445)

Net income (loss)	1,776	(377,359)	1,348

Less: Net income attributable to noncontrolling interests	(759)	(715)	(877)

Net income (loss) attributable to Company	$1,017	$(378,074)	$471

US ONCOLOGY, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2009	2008
Cash flows from operating activities:
Net cash provided by operating activities	$31,027	$50,864

Cash flows from investing activities:
Acquisition of property and equipment	(16,047)	(23,624)
Net proceeds from sale of assets	—	2,097
Net payments in affiliation transactions	—	(36,071)
Distributions from unconsolidated subsidiaries	705	682
Designation of restricted cash	—	(500)

Net cash used in investing activities	(15,342)	(57,416)

Cash flows from financing activities:
Net distributions to parent	(4,064)	—
Repayment of term loan	—	(1,232)
Repayment of other indebtedness	(6,448)	(471)
Distributions to noncontrolling interests	(806)	(638)
Contributions of proceeds from exercise of stock options	—	25

Net cash used in financing activities	(11,318)	(2,316)

Increase (decrease) in cash and equivalents	4,367	(8,868)
Cash and equivalents:
Beginning of period	104,476	149,256

End of period	$108,843	$140,388

US ONCOLOGY, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands)

(unaudited)

	March 31, 2009	December 31, 2008
ASSETS
Current assets:
Cash and equivalents	$108,843	$104,476
Accounts receivable	374,485	364,336
Other receivables	22,607	25,707
Prepaid expenses and other current assets	23,612	20,682
Inventories	110,293	130,967
Deferred income taxes	4,373	4,373
Due from affiliates	50,279	66,428

Total current assets	694,492	716,969

Property and equipment, net	407,494	410,248
Service agreements, net	268,057	273,646
Goodwill	377,270	377,270
Other assets	62,384	64,720

Total assets	$1,809,697	$1,842,853

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Current maturities of long-term indebtedness	$13,544	$10,677
Accounts payable	280,332	266,190
Due to affiliates	113,675	136,913
Accrued compensation cost	35,986	40,776
Accrued interest payable	10,180	26,266
Income taxes payable	2,137	2,727
Other accrued liabilities	33,633	34,804

Total current liabilities	489,487	518,353

Deferred revenue	7,726	6,894
Deferred income taxes	40,519	35,139
Long-term indebtedness	1,053,867	1,061,133
Other long-term liabilities	11,636	12,347

Total liabilities	1,603,235	1,633,866

Stockholder’s equity:
Common stock, $0.01 par value, 100 shares authorized, issued and outstanding	1	1
Additional paid-in-capital	557,273	560,768
Retained deficit	(364,337)	(365,354)

Total Company stockholder’s equity	192,937	195,415

Noncontrolling interests	13,525	13,572

Total stockholder’s equity	206,462	208,987

	$1,809,697	$1,842,853

US ONCOLOGY, INC.

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA

(in thousands)

(unaudited)

	Three Months Ended March 31,		Three Months Ended December 31,
	2009	2008	2008
Net income (loss)	$1,776	$(377,359)	$1,348
Add back:
Interest expense, net	22,622	24,200	23,444
Income tax provision (benefit)	3,604	(922)	2,445
Depreciation and amortization	25,098	25,754	25,588
Amortization of stock compensation	569	555	334
Other income	—	(1,371)	(843)

EBITDA	53,669	(329,143)	52,316
Plus:
Impairment and restructuring charges	1,409	381,306	2,888

Adjusted EBITDA	55,078	52,163	55,204

Changes in assets and liabilities	(3,205)	24,039	28,916
Deferred income tax provision (benefit)	5,380	(2,060)	5,941
Interest expense, net	(22,622)	(24,200)	(23,444)
Income tax benefit (provision)	(3,604)	922	(2,445)

Net cash provided by operating activities	$31,027	$50,864	$64,172